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                                                                  Exhibit (j)(4)

                          Independent Auditors' Report

The Shareholders and Board of Directors of
Mercantile Mutual Funds, Inc. -- Conning Money Market Portfolio:

We have audited the statement of changes in net assets and the financial highlights for the period from February 16, 1999 (commencement of operations) through November 30, 1999 of Mercantile Mutual Funds, Inc. -- Conning Money Market Portfolio. These financial statements and the financial highlights are the responsibility of Mercantile Mutual Funds, Inc.'s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the changes in their net assets and the financial highlights for the period indicated above, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Columbus, Ohio
January 21, 2000